EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

BRIDGELINE DIGITAL, INC.,

and

TMXINTERACTIVE, INC.

May 11, 2010

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of this 11th day of May, 2010 by and among Bridgeline Digital, Inc., a Delaware corporation, with a principal place of business at 10 Sixth Road, Woburn, Massachusetts 01801 (“Bridgeline Digital”) and TMXInteractive, Inc. (“Seller”), a Delaware corporation, with a principal place of business at 1100 E. Hector Street, Suite 242, Conshohocken, Pennsylvania 19428.

Recitals

WHEREAS, the Boards of Directors of each of Bridgeline Digital and Seller, and the holders of all outstanding shares of Seller, have approved the sale of Assets (as defined herein) of the web services, web content management and design business, whether for non-profit or for-profit organizations, of Seller (the “Business”);

WHEREAS, Seller desires to sell, and Bridgeline Digital desires to purchase, certain assets and assume certain liabilities of Seller for the consideration and on the terms set forth in this Agreement (the “Transaction”); and

WHEREAS, each of the parties to the Agreement desires to make certain representations, warranties, and agreements in connection with the Transaction between the parties and to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1. Sale and Purchase of Assets. At the Closing (as defined in Section 1.8 hereof) and subject to and upon the terms and conditions of this Agreement, Seller shall sell, convey, transfer, assign and deliver or cause to be sold, conveyed, transferred, assigned and delivered to Bridgeline Digital, and Bridgeline Digital will purchase from Seller, free and clear of all liens, charges, claims, pledges, security interests and encumbrances (“Liens”), the Assets (as hereinafter defined).  The term “Assets” shall mean all of Seller’s right, title and interest in and to, as of the Closing, all of the assets and properties, whether tangible or intangible, wherever situated, and whether or not specifically referred to in any instrument or conveyance delivered pursuant hereto, that are identified on Schedule 1.1 hereto.  The Assets include all of the assets and properties of the Business other than the Excluded Assets (as defined in Section 1.2 hereof).

1.2. Excluded Assets.  Notwithstanding anything contained in Section 1.1 to the contrary, Seller shall retain all of Seller’s right, title and interest in and to, as of the Closing, all of the assets and properties, whether tangible or intangible, wherever situated and whether or not specifically referred to herein or in any instrument or conveyance delivered pursuant hereto, that are identified on Schedule 1.2 hereto (the “Excluded Assets”).

1.3. Purchase Price.  In exchange for the Assets, and subject to the terms and conditions contained in this Agreement, Bridgeline Digital agrees to: (a) pay Seller at the Closing One Hundred Thousand dollars ($100,000) via wire transfer to an account selected by Seller (the “Cash Consideration”); (b) execute and deliver to Seller at the Closing a subordinated promissory note in the aggregate principal amount of $500,000, which note shall accrue interest at the annual rate of one percent (1%) and shall be subordinate only to Bridgeline Digital’s primary lender (the “Note”), the form of which Note is attached hereto as Exhibit 1.3; (c) assume as of the Closing Deferred Revenue (as defined below) of Seller; and (d) pay the Earn-Out Consideration (as defined below) in an amount up to $500,000 (the “Purchase Price”).

1.4. Adjustments for Deferred Revenue; Accounts Receivable; and Accounts Payable.  “Deferred Revenue” shall mean amounts recorded on the balance sheet as a liability by Seller prior to the Closing for services not yet performed by Seller as of the Closing as determined in accordance with generally accepted accounting principals consistently applied (“GAAP”).  Promptly after the Closing, Bridgeline Digital shall complete an audit of the financial statements of Seller for the fiscal year ended December 31, 2009 and a review of the interim financial statements of Seller for the interim period between January 1, 2010 and the Closing (the “Audit”).  If, as a result of the Audit, the Deferred Revenue as of close of business on the last business day preceding the Closing is determined by Bridgeline Digital’s independent accounting firm to be greater than $600,000 (the “Target Amount”), the Earn-Out Consideration shall be reduced by the amount the Deferred Revenue exceeds the Target Amount.  If as a result of the Audit, the Deferred Revenue as of the Closing is determined by Bridgeline Digital’s independent accounting firm to be less than the Target Amount, the Earn-Out Consideration shall be increased by the amount the Deferred Revenue is less than the Target Amount.  Additionally, if, as a result of the Audit, the Accounts Receivable acquired by Bridgeline Digital, as of close of business on the last business day preceding the Closing, is determined by Bridgeline Digital’s independent accounting firm to be less than the amount listed in Schedule 2.18, then the Earn-Out Consideration shall be reduced by the amount the Accounts Receivable acquired by Bridgeline Digital determined from the Audit is less than the amount listed in Schedule 2.18.  Finally, if, as a result of the Audit, the Accounts Payable (including Accrued Expenses) assumed by Bridgeline Digital, as of close of business on the last business day preceding the Closing, is determined by Bridgeline Digital’s independent accounting firm to be greater than the amount listed in Schedule 1.7A, then the Earn-Out Consideration shall be reduced by the amount the Accounts Payable (including Accrued Expenses) assumed by Bridgeline Digital determined from the Audit is greater than the amount listed in Schedule 1.7A.

1.5. Earn-Out Consideration.

(a) The Seller shall be entitled to earn additional consideration (the “Earn-Out”) during the Complete Earn-Out Period (as defined below), in an amount up to $500,000 in the aggregate, subject to adjustment as set forth in Section 1.4 above, payable in cash in accordance with the terms of this Section 1.5 (the “Earn-Out Consideration”).

(b) The followings terms shall have the following meanings for purposes of this Agreement:

(i)  “Complete Earn-Out Period” shall mean the Initial Earn-Out Period and the Secondary Earn-Out Period (as defined below), if any, for a total of up to sixteen (16) full calendar quarters.

(ii) “Earn-Out Amount” shall mean the amount to be paid to Seller following an Earn-Out Period or Additional Earn-Out Period, as the case may be, as calculated in accordance with Section 1.5(c).

(iii) “Initial Earn-Out Period” shall mean the period beginning with the calendar quarter ending December 31, 2010 continuing for a total of twelve (12) calendar quarters (each calendar quarter, an “Earn-Out Period”).

(iv) “Net Revenue” shall mean the amount of revenue actually recorded by Bridgeline Digital from customers of the Philadelphia Business Unit (as defined below) for programs and services rendered by the Philadelphia Business Unit net of such items as sales taxes, discounts, allowances, rebates, refunds and chargebacks, as determined in accordance with GAAP.

(v) “Philadelphia Business Unit” shall mean the division of Bridgeline Digital located in the Philadelphia, Pennsylvania metropolitan area following the Closing (formerly the business operations of Seller located in Conshohocken, Pennsylvania).

(vi) “Secondary Earn-Out Period” shall mean the period beginning on the first day of the first full calendar quarter following the Initial Earn-Out Period and continuing for the four (4) calendar quarters immediately following the Initial Earn-Out Period (each such calendar quarter, an “Additional Earn-Out Period”).

(vii)  “Seller Business” shall mean (a) the business and operations (which include revenue generated from the sale and licensing of software solutions, web application development and hosting services in any state) associated exclusively with the operations of the Philadelphia Business Unit following the Closing independent of the remaining business and operations of Bridgeline Digital and (b) the net revenue derived from the active customers of the Philadelphia Business Unit set forth on Exhibit 1.5(b) following the consummation of the Transaction independent of the remaining business and operations of Bridgeline Digital.

(c) The Earn-Out Consideration shall be paid as follows:  if the Net Revenue of an Earn-Out Period generated by the Seller Business equals or exceeds $600,000 (the “Net Revenue Target”), Seller shall receive a cash payment equal to the Earn-Out Consideration divided by twelve (12).  Notwithstanding anything to the contrary contained herein, if during a particular Earn-Out Period, the Earn-Out Target has not been achieved the Seller shall notify Bridgeline Digital in writing of all licensing or royalty proceeds from the Excluded Assets (1-4) listed on Schedule 1.2 hereto received during the particular Earn-Out Period (the “Excluded

Assets Licensing Proceeds”).  If Seller has received Excluded Assets Licensing Proceeds during an Earn-Out Period in which the Earn-Out Target has not been achieved, then the Seller shall pay to Bridgeline Digital an amount equal to the lesser of (i) the difference between the Net Revenue Target and the actual Net Revenue for the applicable Earn-Out Period and (ii) the aggregate Excluded Assets Licensing Proceeds for the applicable Earn-Out Period, which amounts shall be owed Bridgeline Digital as of the end of the Earn-Out Period and shall be paid to Bridgeline Digital no later than five (5) days after Seller accepts the Earn-out computation pursuant to subsection (e) below.  The Seller acknowledges and agrees that it will not sell the Excluded Assets (1-4) listed on Schedule 1.2 during the Compete Earn-Out Period unless the Seller agrees to hold such proceeds in escrow to satisfy any obligations hereunder.  Bridgeline Digital acknowledges and agrees that its rights, if any, to the Excluded Assets Licensing Proceeds shall terminate following the expiration of the Complete Earn-Out Period.

(d) Within forty-five (45) calendar days after the end of each calendar quarter (i.e., the three (3) months ended March 31, June 30, September 30 and December 31 of each relevant calendar year), Bridgeline Digital shall prepare an income statement reflecting the Seller Business calculated in accordance with GAAP for such Earn-Out Period or Additional Earn-Out Period and a related calculation of Net Revenue for such Earn-Out Period or Additional Earn-Out Period, such calculation of Net Revenue to reflect as closely as reasonably possible the Net Revenue that would have been achieved by Seller during such Earn-Out Period or Additional Earn-Out Period if the Transaction had not occurred (each such income statement and Net Revenue calculation are collectively referred to herein as the “Income Statement”).  Bridgeline Digital shall provide to Seller a preliminary draft of the Income Statement within thirty (30) days after the end of each calendar quarter.  Promptly following Bridgeline Digital’s determination of such Net Revenue for an Earn-Out Period or Additional Earn-Out Period, Bridgeline Digital shall deliver the Income Statement to Seller, which shall include a statement of the total amount owed to Seller, if any, based on the calculation set forth above (each Income Statement and each such accompanying statement of the Earn-Out Amount, if any, are collectively referred to herein as the “Earn-Out Notice”).

(e) The Seller shall have ten (10) days from the date of receipt of an Earn-Out Notice to either (i) accept the calculations and conclusions made in the Earn-Out Notice or (ii) give notice to Bridgeline Digital in writing that Seller intends to dispute the amounts included in the Earn-Out Notice, and such notice shall set forth in reasonable detail the disputed amount and the basis for such dispute.  Any such dispute by Seller must be reasonable and made in good faith.  If Seller accepts the Earn-Out computation, Bridgeline Digital shall pay the Earn-Out Amount no later than five (5) days following acceptance of such computation.

(f) If, within the ten (10) day period provided for in Section 1.5(e), Seller either affirmatively notifies Bridgeline Digital that it accepts the calculations and conclusions made in the Earn-Out Notice or does not otherwise give notice to Bridgeline Digital in writing that it intends to dispute the amounts included in the Earn-Out Notice, then within five (5) business days following the expiration of such ten (10) day period provided for in Section 1.5(e) or, if earlier, the date of Bridgeline Digital’s receipt of such affirmative notice of Seller’s acceptance of the calculations and conclusions made in the Earn-Out Notice, Bridgeline Digital shall pay to Seller the Earn-Out Amount.

(g) (i)  If Seller notifies Bridgeline Digital that it intends to dispute the amounts included in the Earn-Out Notice in accordance with Section 1.5(e)(ii) above, then Bridgeline Digital and Seller shall negotiate in good faith to resolve the dispute.  If Bridgeline Digital and Seller are unable to reach a resolution within ten (10) business days after receipt by Bridgeline Digital of Seller’s written notice of dispute, then Bridgeline Digital and Seller shall submit the matter to a mutually acceptable independent public accounting firm registered with the Public Company Accounting Oversight Board (PCAOB) (the “Independent Accounting Firm”), which shall, within thirty (30) calendar days after such submission, determine the Earn-Out Amount, if any.  The determination of the Earn-Out Amount by the Independent Accounting Firm shall be final, non-appealable and binding on the parties.

(ii)  In the event that the Independent Accounting Firm determines that the Earn-Out Amount stated by Bridgeline Digital under Section 1.5(d) is accurate and correct in all material respects, then (A) Seller shall pay all costs and expenses charged by the Independent Accounting Firm (the “Earn-Out IAF Fee”) and (B) if an Earn-Out Amount is due under such Earn-Out Notice, within five (5) business days of the parties’ receipt of such report by the Independent Accounting Firm, Bridgeline Digital shall pay such Earn-Out Amount to Seller (which payment may be in an amount net of the Earn-Out IAF Fee otherwise due from Seller to the Independent Accounting Firm, if Bridgeline Digital chooses in its sole discretion to pay directly to the Independent Accounting Firm the Earn-Out IAF Fee due from Seller).

(iii) In the event that the Independent Accounting Firm determines that Bridgeline Digital’s calculations and conclusions made in the Earn-Out Notice are inaccurate or misstated such that the Earn-Out Notice includes no Earn-Out Amount, then (A) Bridgeline Digital shall pay the Earn-Out IAF Fee and (B) within five (5) business days of the parties’ receipt of such report by the Independent Accounting Firm, Bridgeline Digital shall pay to Seller the Earn-Out Amount determined by the Independent Accounting Firm.

(h) Each of the Earn-Out and Additional Earn-Out Amount is computed on a quarter-by-quarter basis and is not cumulative.

(i) In the event that Seller has not earned the full Earn-Out Consideration Amount during the Initial Earn-Out Period, then Seller shall be entitled to continue to be eligible to earn the Earn-Out Amount during the Secondary Earn-Out Period in accordance with the terms of this Section 1.5, provided, however, that in no event shall the aggregate payments made to Seller in accordance with this Section 1.5 exceed the Earn-Out Consideration.

(j) In the event of (x) a sale of the Seller Business by any means, (y) the consolidation of the Seller Business with or into any other existing or future business unit or affiliate of Bridgeline Digital or (z) any other recapitalization, reorganization or other event, in each case the consequences of which are that the operation of the Seller Business are no longer able to be clearly separated from those of the other businesses or business units of Bridgeline Digital, then the provisions of this Section 1.5 shall be modified to provide that Seller shall receive a cash payment equal to the Earn-Out Amount for the remaining Earn-Out Periods, as they become otherwise payable.

1.6. Allocation of Purchase Price.  Schedule 1.6 to this Agreement sets forth in detail the total purchase price allocation.  Bridgeline Digital and Seller agree to prepare and file their respective tax returns in a manner consistent with the allocation of the purchase price set forth on such schedule.  Each of Bridgeline Digital and Seller shall file, in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), an asset allocation statement on Form 8594 with its federal income tax return for the tax year in which the Closing Date (as defined herein) occurs and shall provide the other party with a copy of the Form 8594 being filed.

1.7. Assumption of Liabilities.  Subject to the terms and conditions contained in this Agreement, in addition to the Purchase Price for the assets described in Section 1.3, Bridgeline Digital shall, at the Closing, assume and agree to pay or perform, or cause to be paid or performed, as they become due or payable, only those liabilities, duties and obligations identified on Schedule 1.7A hereto (the “Assumed Liabilities”).  Other than as set forth above, Bridgeline Digital shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Bridgeline Digital, of any liabilities, obligations, or undertakings of Seller of any nature whatsoever, whether fixed or contingent, known or unknown.  Seller shall be responsible for all of the liabilities, obligations and undertakings not specifically assumed by Bridgeline Digital, including, without limitation, the excluded liabilities identified on Schedule 1.7B hereto (the “Excluded Liabilities”).

1.8. Closing.  The closing (the “Closing”) of the Transaction contemplated by this Agreement shall be effective as of 12:01 a.m. on the date first set forth above (the “Closing Date”), and shall take place at the offices of Morse, Barnes-Brown & Pendleton, P.C., 1601 Trapelo Road, Waltham, MA 02451.  The Seller need not be physically present at the Closing in order to consummate the Transaction contemplated herein.  The parties agree that the execution and delivery of this Agreement and all ancillary agreements may take place by means of facsimile signature pages or pdf signature pages with original signature pages to follow.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

           In order to induce Bridgeline Digital to enter into this Transaction, Seller represents and warrants to Bridgeline Digital that, except as set forth in the disclosure schedules of Seller (the “Disclosure Schedules”), the statements made in this Article II are true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article II and the disclosure in any paragraph shall qualify other sections in this Article II to the extent that it is apparent from a reading of such disclosure that it also qualifies or applies to such other sections.   Whenever in this Article II the term “to the knowledge of Seller” is used, it shall mean the knowledge of Debra Brown, Eric Smith and David McMillan.

2.1. Organization and Corporate Power.  Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware and has the power and authority to carry on its business as presently conducted.  Seller is duly licensed or qualified to do business as a foreign corporation in the state of Pennsylvania and there is no other jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect on the Seller.  For purposes of this Agreement, the term “Material Adverse Effect”, when used with respect to any party to this Agreement, means a material adverse effect upon the results of operations, financial condition, assets, liabilities, intellectual property, tangible properties or business of such entity, taken as a whole.

2.2. Authorization. Seller has the right, power and legal capacity and has taken all necessary legal, director and shareholder action required for the due and valid authorization, execution, delivery and performance by Seller of this Agreement and any other agreement or instrument executed by Seller in connection herewith (collectively, the “Transaction Documents”) and the consummation of the Transaction contemplated herein or therein.  This Agreement is, and to the extent that Seller is a party thereto, each of the Transaction Documents is, a valid and binding obligation of Seller enforceable in accordance with its respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles.

2.3. No Conflicts.  Except as set forth on the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transaction contemplated hereby and thereby by Seller does not and will not violate, conflict with, result in a breach of or constitute a default under (or which with notice or lapse of time, or both, would constitute a breach of or default under), or result in the creation of any lien, security interest or other encumbrance under (a) any note, agreement, contract, license, instrument, lease or other obligation to which Seller is a party or by which Seller is bound, and for which Seller has not previously obtained a written waiver of such breach or default, which waiver has been delivered to Bridgeline Digital, except where such violation would not have Material Adverse Effect on Seller, (b) any judgment, order, decree, ruling or injunction known and applicable to Seller, (c) any statute, law, regulation or rule of any governmental agency or authority, or (d) the certificate of incorporation, by-laws, organizational documents or equivalent documents of Seller (collectively, the “Seller Charter Documents”).  This Agreement and the Transaction contemplated hereby have been unanimously approved by Seller’s Board of Directors and approved by the holders of Seller’s outstanding capital stock, as required by the Seller Charter Documents, and do not require any further legal action or authorization, and are not and will not be subject to any right of first refusal, put, call or similar right.

2.4. Government Approvals. No consent, approval, license, order or authorization of, or registration, qualification, declaration, designation, or filing (each a “Consent”) with any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency (each a “Governmental Entity”), is or will be required on the part of Seller in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents and any other agreements or instruments executed by Seller in connection herewith or therewith, the failure of which would have a Material Adverse Effect on Seller.

2.5. Authorized and Outstanding Equity Interests.  The Disclosure Schedule sets forth the issued and outstanding capital stock of Seller, all of which is validly issued and outstanding, and all options and warrants to acquire capital stock of Seller.  Such equity interests are all of the issued and outstanding equity interests, actual or contingent, in Seller and are validly issued.  Except as set forth in the Seller Charter Documents, there are no voting agreements, voting trusts, registration rights, rights of first refusal, preemptive rights, buy-sell agreements, co-sale rights, or other restrictions applicable to any capital stock or equity interests in Seller.  All of the issued and outstanding capital stock in Seller was issued in transactions complying with or exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state “blue sky” laws.

2.6. Subsidiaries.  Seller does not have, and at no time during its existence has it had, any subsidiaries.  Except as set forth on the Disclosure Schedule, Seller does not have any investment or other interest in, or any outstanding loan or advance to or from, any person or entity, including, without limitation, any officer, director or shareholder.

2.7. Financial Information.  Seller has previously delivered to Bridgeline Digital the audited balance sheet of Seller as of December 31, 2008 and the audited statement of operations, stockholders’ deficit and cash flows for the year ended December 31, 2008 (the “Annual Audited Seller Financial Statements”).  The Annual Audited Seller Financial Statements present fairly, in all material respects, the financial position of Seller as of December 31, 2008, and the results of operations and cash flow of Seller for the year then ended in conformity with GAAP.  Seller has previously delivered to Bridgeline Digital the unaudited balance sheet of Seller as of December 31, 2009 and the statement of operations for the year then ended (collectively, the “Annual Unaudited Seller Financial Statements”).  In addition, Seller has previously delivered to Bridgeline Digital the unaudited balance sheet of Seller at March 31, 2010, and the related statement of operations for the three (3) months then ended (the “Interim Seller Financial Statements”).  The Annual Unaudited Seller Financial Statements and the Interim Seller Financial Statements have been prepared on the same basis as the Annual Audited Seller Financial Statements and include all adjustments, consisting of normal recurring adjustments and accruals necessary for the fair presentation of Seller’s financial position and results of operations at the respective dates.  The Annual Unaudited Seller Financial Statements and the Interim Seller Financial Statements do not include all of the information and footnotes required by GAAP for complete financial statements.  Except as set forth on the Disclosure Schedule, Seller has no liability, contingent or otherwise, which is not adequately reflected in or reserved against in the Annual Audited Seller Financial Statements, the Annual Unaudited Seller Financial Statements or the Interim Seller Financial Statements (collectively referred to herein as the “Seller Financial Statements”) that is reasonably likely to materially and adversely affect the financial condition of Seller.  Except as set forth in the Interim Seller Financial Statements or on the Disclosure Schedule, since March 31, 2010 (the “Balance Sheet Date”), (i) there has been no change in the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations, affairs or prospects of Seller except for changes in the ordinary course of business which, in the aggregate, would not have a Material Adverse Effect, and (ii) none of the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations, affairs or prospects of Seller have been materially adversely affected by any occurrence or development, in the aggregate, whether or not insured against.

2.8. Events Subsequent to the Balance Sheet Date.  Except as set forth on the Disclosure Schedule, or in the Seller Financial Statements, since the Balance Sheet Date, Seller has not, in excess of $5,000 (i) issued any equity interest, (ii) borrowed any amount or incurred or become subject to any material liability (absolute, accrued or contingent), except liabilities under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Seller Financial Statements and incurred in the ordinary course of business, (iv) declared or made any payment, other than ordinary payments of compensation in amounts consistent with the historic levels, or distribution to shareholders or purchased or redeemed any shares of capital stock or other equity interests, except for the exercise of stock options or similar rights, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable or such liabilities or obligations which would not have a Material Adverse Effect on Seller, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any material debt or claim, except in the ordinary course of business, in an individual amount in excess of $2,500, or $7,500 in the aggregate, (vii) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, except pursuant to license or other agreements entered into in the ordinary course of business, in an individual amount in excess of $2,500, or $7,500 in the aggregate, (viii) suffered any material loss of property or knowingly waived any right of substantial value whether or not in the ordinary course of business, (ix) made any change in officer compensation, (x) made any material change in the manner of business or operations of Seller, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby, or (xii) entered into any commitment (contingent or otherwise) to do any of the foregoing.

2.9. Litigation.  Except as otherwise set forth on the Disclosure Schedule, there is no litigation or governmental proceeding or investigation, pending or, to Seller’s knowledge, threatened, against Seller or affecting any of Seller’s properties or assets, or against any director, officer, key employee, present or former shareholder of Seller in his capacity as such, nor to Seller’s knowledge has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted.  Except as set forth on the Disclosure Schedule, each incident or proceeding described on the Disclosure Schedule is fully covered by insurance except to the extent of applicable insurance deductibles.  To Seller’s knowledge, Seller is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency, except for such order, writ, injunction, decree, ruling or decision which would not have a Material Adverse Effect on Seller.

2.10. Compliance with Laws and Other Instruments.  Except as set forth on the Disclosure Schedule, Seller is in compliance with the Seller Charter Documents, and in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute and regulation by which it is bound or to which its properties are subject and where non-compliance would not have a Material Adverse Effect on Seller.

2.11. Taxes.

(a) The term “Taxes” as used in this Agreement means all federal, state, local, foreign net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.  The term “Tax Returns” as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.  “Tax Authority” means any governmental authority responsible for the imposition of any Tax.

(b) The Seller has timely filed all Tax Returns required to be filed by it and has paid all Taxes owed (whether or not shown as due on such returns), including, without limitation, all Taxes which Seller is obligated to withhold for amounts paid or owing to employees, creditors and third parties.  All Tax Returns filed by Seller were complete and correct in all material respects.  Except as set forth on the Disclosure Schedule, none of the Tax Returns filed by Seller or Taxes payable by Seller have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of Seller, threatened.  Except as set forth on the Disclosure Schedule, Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, and Seller has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.  All material elections with respect to Taxes with respect to Seller, as of the Closing Date, are set forth in the Seller Financial Statements or in the Disclosure Schedule.

(c) To the best of the Seller’s knowledge, no circumstances exist or have existed which would constitute grounds for assessment against Seller of any tax liability with respect to the Transaction contemplated by this Agreement or any period for which Tax Returns have been filed.  No shareholder is a nonresident alien for purposes of U.S. income taxation, including for purposes of Section 897 of the Code.

(d) The Seller is not party to any Tax sharing agreement or similar arrangement.  The Seller has never been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller), and has no liability for the Taxes of any Person.  “Person” shall mean an individual or entity, including a partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity (or any department, agency, or political subdivision thereof).

(e) There are no liens for Taxes upon any of the assets.  The unpaid Taxes of Seller did not, as of December 31, 2009, exceed by any material amount the accrual for current Taxes (as opposed to any accrual for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Annual Unaudited Seller Financial Statements, and will not exceed by any material amount such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.  The Seller has not incurred any liability for Taxes from January 1, 2010 through the Closing Date other than in the ordinary course of business consistent with past practice.  The Seller is not obligated to file any Tax Return in any jurisdiction (whether foreign or domestic) other than those jurisdictions in which it currently files Tax Returns.

(f) Each Plan (as defined in Section 2.21) that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 since January 1, 2005 and Seller does not have, and does not expect to have any future, Tax withholding obligation in respect of Section 409A under any Plan.

(g) The Seller is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code).

(h) The Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2) of the Code.

(i)           The Seller has never elected to be taxed as and has never been taxed as a subchapter S corporation under Section 1361 of the Code.

2.12. Real Property.

(a) The Disclosure Schedule sets forth the addresses and uses of all real property that Seller owns, leases or subleases, and any lien or encumbrance on any such owned real property or Seller’s leasehold interest therein, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, the lease term and the rental obligations of the lessee thereunder.

(b) There are no defaults by Seller under any existing leases, subleases or other contractual obligations pertaining to real property that Seller owns, leases or subleases, and to the best knowledge of Seller, by any other party, which might curtail in any material respect the present use of Seller’s property listed on the Disclosure Schedule.

2.13. Assets.  Seller is the true and lawful owner and has good title to the Assets, free and clear of all Liens.  Upon execution and delivery by Seller to Bridgeline Digital of the instruments of conveyance referred to herein, Bridgeline Digital will become the true and lawful owner of, and will receive good title to, the Assets free and clear of all Liens.  The Assets include all of the properties and other assets necessary for Seller to conduct the Seller Business as presently conducted and as presently proposed to be conducted and constitute all assets used by Seller in the Seller Business.  Each tangible Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purpose for which it is presently used.  The Disclosure Schedule sets forth a full and complete list of all personal property, including capital equipment, owned or leased by Seller.

2.14. Intellectual Property.

(a) The Disclosure Schedule lists all (i) patented or registered Intellectual Property (as defined herein) owned by the Seller in connection with the Business, (ii) pending patent applications and applications for registrations of other Intellectual Property filed by or on behalf of the Seller in connection with the Business, (iii) domain names and Internet websites maintained solely by or on behalf of the Seller in connection with the Business, (iv) all products and services of Seller currently being licensed, offered, or sold or that are currently being developed, and (v) computer software programs (other than “off-the-shelf’ software applications) that are owned or licensed by the Seller in connection with the Business.  The Disclosure Schedule also contains a complete and accurate list of all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller or any other person is authorized to use the Intellectual Property owned by Seller and all licenses, sublicenses and other agreements granted by any third party to the Seller in connection with the Business with respect to any Intellectual Property (other than “off-the-shelf’ software applications).

(b) Seller owns all right, title and interest in and to all Intellectual Property that it purports to own as described on the Disclosure Schedule (in each case free and clear of all Liens).  To Seller’s knowledge, there have been no written claims made against the Seller asserting the invalidity, misuse or unenforceability of any of such Intellectual Property or asserting that the conduct by Seller of the Business has infringed or misappropriated any Intellectual Property of any other person.  To Seller’s knowledge, the Intellectual Property owned by the Seller has not been infringed or misappropriated by any other person.  The consummation of Transaction will not have a Material Adverse Effect on any Intellectual Property owned by Seller.

(c) Seller owns or has the rights to use all Intellectual Property necessary to operate Seller’s internal systems that are material to the business or operations of Seller, including without limitation, computer hardware systems, software applications and embedded systems (the “Seller Internal Systems”).  None of the Seller Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.

(d) For purposes of this Agreement, “Intellectual Property” means any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, domain name, copyright (whether registered or unregistered), copyright application, mask work, mask work application, trade secret, know-how, customer list, franchise, system, software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset, in each case relating to the Business.

2.15. Agreements of Directors, Officers, Employees and Consultants.  Except as set forth on the Disclosure Schedule, to Seller’s knowledge, no current or former officer or employee of or consultant to Seller is in violation of any term of any employment contract, non-competition agreement, non-disclosure agreement, patent disclosure or assignment agreement or other contract or agreement containing restrictive covenants relating to the conduct of any such current or former shareholder, officer, employee, or consultant or otherwise relating to the use of trade secrets or proprietary information of others by any such person.  The Disclosure Schedule sets forth the name and address of each person currently serving as an officer or a director of Seller, and each person listed on the Disclosure Schedule was duly elected and is presently serving as such officer or director.  Set forth on the Disclosure Schedule is a list of all current and former officers, directors, employees, and consultants of Seller.  Each current and former officer, employee and consultant of Seller has executed a non-disclosure and non-competition agreement with Seller in the form provided to Bridgeline Digital.  Except as disclosed on the Disclosure Schedule, since December 31, 2009, Seller has not paid or become committed to pay any bonus or similar additional compensation to any officer, director or employee of Seller.

2.16. Governmental Licenses.  Seller has all the material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for Seller to conduct its Business as presently conducted.  All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to Seller’s knowledge, no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be Materially Adversely Affected by the consummation of the Transaction contemplated by this Agreement or any of the Transaction Documents.

2.17. List of Material Contracts and Commitments.  The Disclosure Schedule sets forth a complete and accurate list of all material contracts to which Seller is a party or by or to which any of its assets or properties is bound or subject.  As used on the Disclosure Schedule, the phrase “Seller Material Contract” means and includes every material agreement or material understanding of any kind, written or oral, which is legally enforceable by or against Seller, and specifically includes without limitation (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, company, joint venture or any other entity in which any such person or entity has an interest; (b) agreements with any labor union or association representing any Seller employee; (c) contracts and other agreements for the provision of services other than by employees of Seller which entail a reasonably foreseeable financial consequence to any contracting party of at least $15,000; (d) bonds or other security agreements provided by any party in connection with the Business; (e) contracts and other agreements for the sale of any of the assets or properties of Seller other than in the ordinary course of business or for the grant to any person or entity of any preferential rights to purchase any of said assets or properties; (f) joint venture agreements relating to the assets, properties or Business of Seller or by or to which any of its assets or properties are bound or subject; (g) contracts or other agreements under which Seller agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to any indebtedness of Seller; or (i) any other contract or other agreement whether or not made in the ordinary course of business and involving a reasonably foreseeable financial consequence to any contracting party of at least $15,000.  Seller has delivered to Bridgeline Digital true, correct and complete copies of all such contracts, together with all modifications and supplements thereto.  Except as set forth on the Disclosure Schedule, each of the contracts listed on the Disclosure Schedule is in full force and effect.  Seller is not in breach of any of the material provisions of any such Seller Material Contract, nor, to the best knowledge of Seller, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default of a material provision thereunder, except for any such breach or default that individually and in the aggregate would not have a Material Adverse Effect on Seller.  Seller has performed in all material respects all obligations required to be performed by it under each such contract as of the Closing.

2.18. Accounts Receivable.  The Disclosure Schedule sets forth a full and complete list of Seller’s accounts receivable and accounts receivable reserve as of close of business on the date immediately preceding the Closing Date.  Except as set forth on the Disclosure Schedule, all accounts receivable reflected on the Seller Financial Statements, and all accounts receivable arising subsequent to the date of such balance sheets, have arisen in the ordinary course of business and represent valid obligations owing to Seller.  Except as set forth on the Disclosure Schedule, to the best knowledge of Seller, none of Seller’s receivables are subject to any claim of offset, recoupment, setoff or counterclaim and Seller has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.  No material amount of receivables are contingent upon the performance by Seller of any obligation or contract other than normal warranty repair and replacement.  No person has any lien on any such receivables and no agreement for deduction or discount has been made with respect to any such receivables.  Except as set forth on the Disclosure Schedule, to the best knowledge of Seller, all of Seller’s accounts and notes receivable reflected on the Seller Financial Statements and all accounts and notes receivable arising subsequent to the date of such balance sheets are collectible in full by Seller in the ordinary course of business.

2.19. Inventory.  The Disclosure Schedule hereto sets forth a true and correct list of all inventory of Seller, including supplies, raw materials and work in process and finished goods, as of the date of this Agreement. To the knowledge of Seller, all inventories included within the Assets are of a quality and quantity usable and salable in the ordinary course of the Business.

2.20. Insurance Coverage.  The Disclosure Schedule hereto contains an accurate summary of the insurance policies currently maintained by Seller.  Except as described on the Disclosure Schedule, there are currently no claims pending against Seller pursuant to any insurance policy currently in effect and covering the property, the business or the employees of Seller.

2.21. Employee Matters.  Except as set forth on the Disclosure Schedule, neither Seller nor any person that together with Seller would be treated as a single employer (an “ERISA Affiliate”) under Section 414 of the Code has established or maintains or is obligated to contribute to (a) any bonus, severance, stock option, or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (written or oral), (b) any pension, profit-sharing, retirement or other plan, program or arrangement, or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  All such plans (individually, a “Plan” and collectively, the “Plans”) have been operated and administered in all material respects in accordance with their terms, as applicable, with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.  No act or failure to act by Seller has resulted in, nor does Seller have knowledge of a non-exempt “prohibited transaction” (as defined in ERISA) with respect to the Plans.  Neither Seller nor any ERISA Affiliate maintains or has ever maintained or contributed to any Plan subject to Title IV of ERISA.  With respect to the employees and former employees of Seller, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.  The Seller has funded, or made adequate reserves for, the full amounts of the employer contributions that are required under the terms of said plan to be paid by Seller with respect to the year ended December 31, 2009 and the period from and including January 1, 2010 through and including the Closing Date.

2.22. Customers.  Except as set forth on the Disclosure Schedule:

(a) The relationships of Seller with its significant customers are good commercial working relationships and no significant customer of Seller has canceled or otherwise terminated, or to Seller’s knowledge, threatened to cancel or otherwise to terminate its relationship with Seller, or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its usage or purchase of the Seller Products & Services except for normal cyclical changes related to customers’ businesses and except for changes which have not had a Material Adverse Effect on Seller.

(b) No supplier or customer has notified Seller that it intends to cancel or otherwise substantially modify its relationship with Seller or to decrease materially or limit its services, supplies or materials to Seller, or its usage or purchase of the services of Seller, and, to the knowledge of Seller, the consummation of the Transaction contemplated hereby will not materially adversely affect the relationship of Bridgeline Digital with any such supplier or customer.

2.23. Brokers or Finders.  Other than Gruppo, Levey & Co., no person or entity has or will have, as a result of the actions of Seller, any right, interest or claim against or upon Seller for any commission, fee or other compensation as a finder or broker arising from the Transaction contemplated by this Agreement.

2.24. Transactions with Insiders.  Except as set forth on the Disclosure Schedule, there are no currently outstanding loans, leases or other contracts between Seller and any officer or director of Seller, or any person or entity owning five percent (5%) or more of outstanding capital stock of Seller, or any respective family member or affiliate of any such officer, director or shareholder.

2.25. Guarantees.  Except as set forth on the Disclosure Schedule, Seller has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other person or entity, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

2.26. Bank Accounts, Signing Authority, Powers of Attorney.  Except as set forth on the Disclosure Schedule, Seller has no account or safe deposit box in any bank and no person or entity has any power, whether singly or jointly, to sign any checks on behalf of Seller, to withdraw any money or other property from any bank, brokerage or other account of Seller, or to act pursuant to any power of attorney granted by Seller at any time for any purpose.

2.27. Books and Records.  The books and records of Seller made available to Bridgeline Digital for inspection include copies of the by-laws and other governing documents as currently in effect and accurately record therein in all material respects all actions, proceedings, consents and meetings of the Board and shareholders of Seller and any committees thereof.

2.28. Privacy and Data Collection.  Seller has at all times complied with all laws and regulations relating or applicable to privacy, publicity, data protection, collection, storage, transfer, release and use of personal information and user information gathered or accessed in the course of the business and operations of Seller.  Seller has at all times complied in all material respects with all rules, policies and procedures established by Seller from time to time with respect to privacy, publicity, data protection, collection, storage, transfer and use of personal information and user information gathered or accessed in the course of the business and operations of Seller (collectively, the “Seller Privacy Policies”), noncompliance with which would result in a Material Adverse Effect on Seller.  No claims have been asserted or, to the knowledge of Seller, threatened against Seller by any Person or governmental entity alleging a violation of such Person’s, or any other Person’s, privacy, publicity, personal or confidentiality rights under any such laws, or a breach or other violation of any of the Seller Privacy Policies, where such violation would have a Material Adverse Effect on Seller.  The Seller has taken commercially reasonable measures (including but not limited to, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that personal and consumer information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the knowledge of Seller, there has been no unauthorized access to, use, modification, disclosure or other misuse of such information.  Neither the execution, delivery nor performance of this Agreement or the consummation of the Transaction contemplated hereby shall result in any breach or violation of the Seller Privacy Policies or violate any Law with respect to such data or information.

2.29. Solvency.  Seller has no knowledge of any facts or circumstances which may cause it to file for reorganization or liquidation or to have filed against it any proceeding under the bankruptcy or reorganization laws of any jurisdiction within eighteen (18) months from the Closing Date.

2.30. Disclosure.  Neither the representations or warranties made by Seller in this Agreement, nor the Seller Disclosure Schedule or any other certificate executed and delivered by Seller pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BRIDGELINE DIGITAL

In order to induce Seller to enter into this Transaction, Bridgeline Digital represents and warrants to Seller that, except as set forth in the disclosure schedules of Bridgeline Digital (the “Bridgeline Digital Disclosure Schedules”), the statements made in this Article III are true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Bridgeline Digital Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article III and the disclosure in any paragraph shall qualify other sections in this Article III to the extent that it is apparent from a reading of such disclosure that it also qualifies or applies to such other sections.

3.1. Organization and Qualification.  Bridgeline Digital is a corporation duly organized, validly existing and in corporate good standing in the State of Delaware and has the power and authority to carry on its business as presently conducted.  Bridgeline Digital is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified will not have a Material Adverse Effect on Bridgeline Digital.  Each subsidiary of Bridgeline Digital is a corporation duly organized, validly existing and in corporate good standing under the laws of its jurisdiction of incorporation.

3.2. Authority.  This Agreement, and to the extent Bridgeline Digital is a party to the Transaction Documents, each of the Transaction Documents, has been duly authorized, executed and delivered by Bridgeline Digital and constitutes a legal, valid and binding obligation of Bridgeline Digital, enforceable against it in accordance with its terms except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles.  Bridgeline Digital has the right, power and authority to enter into this Agreement and to carry out the terms and provisions of this Agreement, and to enter into and carry out the terms of all agreements and instruments required to be delivered by Bridgeline Digital by the terms of this Agreement, without obtaining the consent of any third parties or authorities.  This Agreement and the Transaction contemplated hereby have been unanimously approved by the Board of Directors of Bridgeline Digital and no additional corporate action or authorization is required by Bridgeline Digital in connection with the consummation of the Transaction contemplated by this Agreement.

3.3. No Conflicts.  The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the Transaction contemplated hereby and thereby by Bridgeline Digital, and compliance with the provisions hereof, do not and will not: (a) violate, conflict with or result in a breach of any provision or constitute a default under (i) the Certificate of Incorporation or By-laws of Bridgeline Digital (the “Bridgeline Digital Charter Documents”), or (ii) any contract or agreement to which Bridgeline Digital is a party or to which the assets or business of Bridgeline Digital may be subject, except where such violation would not have a Material Adverse Effect on Bridgeline Digital; or (b) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the assets, properties or business of Bridgeline Digital, except where such violation would not have a Material Adverse Effect on Bridgeline Digital.

3.4. Government Approvals.  No Consent with any Governmental Entity, is or will be required on the part of the Bridgeline Digital in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents and any other agreements or instruments executed by Bridgeline Digital in connection herewith or therewith, the failure of which would have a Material Adverse Effect on Bridgeline Digital.

3.5. SEC Filings.  Since July 5, 2007, Bridgeline Digital has filed all reports, registrations, prospectuses, schedules, forms, statements and other documents (including all exhibits to any of the foregoing), together with any required amendments thereto, that Bridgeline Digital is required to file with the Securities Exchange Commission (“SEC”), including forms 10-K, 10Q, 8-K and proxy statements (collectively, the “Bridgeline Digital SEC Reports”).  The Bridgeline Digital SEC Reports (i) were prepared in compliance with the requirements of the Securities Act and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1. Employee Matters.  Nothing contained herein will be considered as requiring Seller or Bridgeline Digital to continue the employment of any employee for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment.  Except as otherwise set forth herein, it is specifically understood that continued employment with Seller or employment with Bridgeline Digital is not offered or implied for any employees of Seller.

4.2. Additional Agreements.  In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Bridgeline Digital with full title to all properties, assets, rights, approvals, immunities and franchises of Seller, the parties will take all such necessary action.  Without limiting the foregoing, on or prior to the Closing Date, Seller will deliver to Bridgeline Digital a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Bridgeline Digital and any state Tax clearance certificates required to relieve Seller of any withholding obligation.

4.3. Public Announcements.  Except as may be required by law or stock market regulations, neither Bridgeline Digital nor Seller will disseminate any press release or other announcement concerning this Agreement or the Transaction contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the Transaction contemplated under this Agreement, or to the attorneys, advisors and accountants of the parties hereto) without the prior written agreement of Bridgeline Digital and Seller.

4.4. Confidentiality. Seller and Bridgeline Digital have previously entered into a Non-Disclosure Agreement (the “Confidentiality Agreement”), concerning each party’s obligations to protect the confidential information of the other party.  Seller and Bridgeline Digital each hereby affirm each of their obligations under such Confidentiality Agreement.

4.5. Benefit Plans.                                 As soon as administratively practicable after the Closing Date and to the extent allowable under the Bridgeline Digital Benefit Plans (as defined below), Bridgeline Digital shall take all reasonable action so that employees of Seller that become employees of Bridgeline Digital after the Closing Date shall be entitled to participate in each employee benefit plan, program or arrangement of the Bridgeline Digital of general applicability (the “Bridgeline Digital Benefits Plans”) to the same extent as similarly-situated employees of Bridgeline Digital and its subsidiaries (it being understood that inclusion of the employees of Seller in the Bridgeline Digital Benefits Plans may occur at different times with respect to different plans).

4.6. Restrictive Undertakings.

(a) Noncompetition Covenant.  The restrictive covenants set forth in this Section 4.6 are a material inducement for Bridgeline Digital to enter into this Agreement.  For good and valuable consideration provided pursuant to this Agreement, the receipt and sufficiency of which is hereby acknowledged, Seller agrees that, during the Restrictive Period (as hereinafter defined), it shall not, directly or indirectly, (i) engage in any activities either on its own behalf or that of any other business organization (whether as principal, partner, shareholder, member, officer, director, stockholder, agent, joint venturer, consultant, creditor, investor or otherwise)

which are in direct or indirect competition with or similar to the Seller Business in the United States (the “Competitive Services”), (ii) undertake planning for an organization or offering of Competitive Services, or (iii) combine or collaborate with other employees or representatives of Bridgeline Digital or any third party for the purpose of organizing, engaging in, or offering Competitive Services.   Notwithstanding anything to the contrary contained herein, Bridgeline Digital acknowledges and agrees that actions taken by the officers of the Seller following the consummation of the Transaction to perform their obligations in accordance with Section 4.9 hereof shall not violate the restrictive covenants set forth is this Section 4.6.

(b) Nonsolicitation of Customers.  Seller agrees that, during the Restrictive Period, it shall not directly or indirectly, either for itself or for any other person, corporation, partnership, limited liability company or any other business entity, service or supervise or assist the servicing or supervision of, divert or take away or attempt to divert or take away, or directly or indirectly call on or solicit or attempt to call on or solicit any of the Clients (as hereinafter defined) of Bridgeline Digital, or communicate, advise or consult with, write or respond to, or inform any such Client for the purpose of soliciting, selling or recommending Competitive Services, or otherwise attempt to induce any such Client to terminate, modify or reduce such Client’s relationship with Bridgeline Digital.

(c) Nonsolicitation of  Employees.  Seller agrees that, during the Restrictive Period, it shall not directly or indirectly (including but not limited to, through the use of “headhunters,” recruiters or employment agencies, and whether on-line or off-line recruiting activities) or by action in concert with others, hire, recruit or otherwise induce or influence (or seek to induce or influence) any person who is or shall be hereafter engaged (as an employee, agent, independent contractor or otherwise) to terminate such Person’s employment or engagement, or employ or engage, seek to employ or engage, or cause any other Person, corporation, partnership, limited liability company or other business entity (whether for-profit or non-profit) to employ or engage or seek to employ or engage any such person.  This restriction includes that Seller shall not (i) disclose to any third party the names, backgrounds or qualification of any of Bridgeline Digital’s employees or otherwise identify them as potential candidates for employment, or (ii) participate in any pre-employment interviews or consultations with such employee.

(d) Restrictive Period.  For purposes of this Section 4.6, the term Bridgeline Digital shall include Bridgeline Digital and any of its subsidiaries, divisions or business units.  For purposes of this Section 4.6, the term “Restrictive Period” shall mean the period commencing on the Closing Date and ending on the three-year anniversary thereof.  For the purposes of this Section 4.6, “Client” shall mean any person or entity to which Bridgeline Digital has provided services to or made Proposals to at any time within the twelve (12) months preceding this Agreement or thereafter.  “Proposal” shall mean any Client-specific, bona fide proposal for services that included a description of services, time line and proposed fees for the project.

(e) Geographic Restrictions Reasonable.  Seller expressly declares that the territorial and time limitations contained in this Section 4.6 are entirely reasonable and are properly and necessarily required for the adequate protection of the business, operations, trade secrets and goodwill of Bridgeline Digital and are given as an integral part of this Transaction, but for which Bridgeline Digital would not have entered into this Agreement.  It is the desire and intent of Seller and Bridgeline Digital that the provisions of this Section 4.6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Section 4.6, including but not limited to, any territorial or time limitations set forth in this Section 4.6, shall be adjudicated to be invalid or unenforceable by a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, the provisions of this Section 4.6 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, or to reduce said territorial or time limitations to such areas or periods of time as said court shall deem reasonable, such deletion or reduction to apply only with respect to the operation of this Section 4.6 in the particular jurisdiction in which such adjudication is made.

(f) Rights Cumulative.  The non-competition and non-solicitation provisions contained herein are in addition to, and not in limitation of, any rights that Bridgeline Digital may have under any other contract, law or otherwise, including but not limit to, the Employment Agreements between Bridgeline Digital and each of Debra Brown, Eric Smith and David McMillan.  Seller acknowledges that the remedy at law for any breach of this Section 4.6 may be inadequate.  Seller agrees that upon any such breach of this Section 4.6, Bridgeline Digital shall, in addition to all other available remedies (including but not limited to, seeking an injunction or other equitable relief), be entitled to injunctive relief without having to prove the inadequacy of the remedies available at law and without being required to post bond or other security.

(g) Computation of Restrictive Period.  All time periods in this Section 4.6 shall be computed by excluding from such computation any time during which Seller is in violation of any provision of this Section 4.6 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) in which action Bridgeline Digital seeks to enforce the agreements and covenants in this Section 4.6 or in which any person or entity contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement which is determined adversely against Seller or such other party.

4.7. Cancellation of Indebtedness.  Prior to or on the Closing Date, Seller shall have received written confirmation of the cancellation of all of Seller’s outstanding indebtedness with each noteholder listed on Schedule 4.7, obtained the release of any liens related to such indebtedness and provided to Bridgeline Digital evidence of such cancellation and the release of such liens in a form acceptable to Bridgeline Digital.

4.8. Releases.  Prior to or on the Closing Date, Seller shall have obtained a general release in the form attached here to as Exhibit 4.8 from each shareholder and each noteholder of Seller listed on Schedule 4.8 hereto.

4.9. Seller Silicon Valley Bank Account.  On the Closing Date, Bridgeline Digital shall pay Silicon Valley Bank (“SVB”) all amounts owed by Seller to SVB as of the Closing Date pursuant to a pay-off letter provided by SVB.  On the Closing Date, Seller shall (i) provide Bridgeline Digital with access to Seller’s Silicon Valley Bank Account No. 3300500959 as an administrator of such account and (ii) instruct SVB in writing to transfer all funds deposited into such account on or after the Closing Date to Bridgeline Digital.

4.10. Corporate Existence; Good Standing; No Dissolution.  For a period of not less than eighteen (18) months following the Closing Date, Seller (i) shall maintain its corporate existence in good standing, perform its obligations and satisfy its liabilities when due, pay its Taxes when due, and maintain adequate cash and liquid assets to pay and perform its liabilities and obligations as they fall due and (ii) shall not resolve, agree or take any action to liquidate, wind-up, dissolve or otherwise cease its operations.

ARTICLE V

CONDITIONS PRECEDENT

5.1. Conditions to Each Party’s Obligation to Effect the Transaction.  The respective obligations of each party to effect the Transaction will be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Governmental Approvals.  All statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Transaction contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Transaction contemplated hereby.

(b) No Restraints.  No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Transaction.

(c) Stockholder Approval.  This Agreement and the Transaction shall have been approved and adopted by the holders of not less than 75% of the outstanding capital stock of Seller in accordance with the Delaware General Corporate Law and the Seller Charter Documents.

5.2. Conditions of Obligations of Bridgeline Digital.  The obligations of Bridgeline Digital to effect the Transaction are subject to the satisfaction of the following conditions unless waived by Bridgeline Digital:

(a) Representations and Warranties of Seller.  The representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Seller set forth in this

Agreement shall be true and correct in all material respects, in each case as of the date of the Closing, except (i) as otherwise contemplated by this Agreement,  (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Bridgeline Digital and (iii) for representations and warranties specifically limited to an earlier date(s) (in which case such representations and warranties shall be true and  correct as of such date).  Bridgeline Digital will have received a certificate signed by the president of Seller to such effect on the Closing Date.

(b) Performance of Obligations of Seller.  Seller will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement and (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Bridgeline Digital, and Bridgeline Digital will have received a certificate signed by the president of Seller to such effect on the Closing Date.

(c) No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect that has not been disclosed in the Seller Financial Statements or on the Disclosure Schedule shall exist or have occurred or come to exist or been threatened that, individually or in the aggregate, has had or resulted in or could be expected to become or result in a Material Adverse Effect on Seller, and Bridgeline Digital will have received from Seller a certificate signed by Seller to such effect on the Closing Date.

(d) Employment Agreement.  Each of Debra Brown, Eric Smith and David McMillan shall have entered into an employment agreement substantially in the form attached hereto as Exhibit 5.2(d) (the “Employment Agreement”), effective as of the Closing Date, relating to each person’s employment by Bridgeline Digital, which Employment Agreements shall be in full force and effect in accordance with its terms.

(e) Subordination Agreement.  Seller shall have entered into a subordination agreement with Silicon Valley Bank.

(f) Legal Action.  There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Bridgeline Digital or Seller as a result of such transactions; or (ii) seeking to prohibit or impose any limitations on Bridgeline Digital’s ownership or operation of all or any portion of the Assets, or to compel Bridgeline Digital to dispose of or hold separate all or any portion of its or Seller’s business or the Assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Bridgeline Digital’s ability to receive the anticipated benefits of the Transaction and the employment of the individuals referenced in Section 5.2(d).

(g) Bill of Sale.  Seller shall have executed and delivered a Bill of Sale in the form attached hereto as Exhibit 5.2(g) and all additional transfer documents required to validly assign the Intellectual Property of Seller to Bridgeline Digital in recordable form.

(h) Corporate Proceedings Satisfactory.  All corporate and other proceedings to be taken by Seller in connection with the Transaction contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Bridgeline Digital and its counsel, and Bridgeline Digital and its counsel will have received all such counterpart originals or certified or other copies of such documents and other closing documents as they reasonably may request.

(i) Supporting Documents.  Seller shall have delivered to Bridgeline Digital a certificate (i) of the Secretary of State of the State of Delaware dated on or around the Closing Date, certifying as to the corporate legal existence and good standing of Seller, (ii) of the Secretary of the State of Pennsylvania, certifying as to the good standing of Seller, and (iii) of the Secretary of Seller, dated as of the Closing Date, certifying on behalf of Seller (1) that attached thereto is a true and complete copy of the Certificate of Incorporation of Seller, certified by the Secretary of State of the State of Delaware, (2) that attached thereto is a true and complete copy of the By-Laws of Seller as in effect on the date of such certification, (3) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the stockholders of Seller authorizing the execution, delivery and performance of the Agreement and the consummation of the Transaction, and (4) to the incumbency and specimen signature of each officer of Seller executing on behalf of Seller this Agreement and the other agreements related hereto.

(j) FIRPTA.  Seller shall have delivered to Bridgeline Digital a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Bridgeline Digital and any state Tax clearance certificates required to relieve Seller of any withholding obligation relating to foreign ownership of U.S. real property interests.

(p) Indebtedness.  Seller shall have delivered to Bridgeline Digital the evidence of the cancellation of the indebtedness and the release of the liens set forth in Section 4.7.

(q) Releases.  Seller shall have delivered to Bridgeline Digital the signed releases set forth in Section 4.8.

(r) Lease.  Bridgeline Digital shall have entered into a new lease with IMD Eleven Hundred East Hector Street, L.P. and Spring Mill Conshohocken, L.P. for the property located at 1100 E. Hector Street, Suite 242, Conshohocken, Pennsylvania 19428 on terms acceptable to Bridgeline Digital.

5.3. Conditions of Obligation of Seller.  The obligation of Seller to effect the Transaction is subject to the satisfaction of the following conditions unless waived by Seller:

(a) Representations and Warranties of Bridgeline Digital.  The representations and warranties of Bridgeline Digital set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Bridgeline Digital set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of the Closing, except (i) as otherwise contemplated by this Agreement,  (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Seller and (iii) for representations and warranties specifically limited to an earlier date(s) (in which case such representations and warranties shall be true and  correct as of such date).  Seller will have received a certificate signed by the president of Bridgeline Digital to such effect on the Closing Date.

(b) Performance of Obligations of Bridgeline Digital.  Bridgeline Digital will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Seller will have received a certificate signed by the president of Bridgeline Digital to such effect on the Closing Date.

(c) No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect that has not been disclosed on the Bridgeline Digital Disclosure Schedules shall exist or have occurred or come to exist or been threatened that, individually or in the aggregate, has had or resulted in or could be expected to become or result in a Material Adverse Effect on Bridgeline Digital, and Seller will have received from a certificate signed by the president of Bridgeline Digital to such effect on the Closing Date.

(d) Delivery of Consideration.  On the Closing Date, Bridgeline Digital shall have paid the Cash Consideration and delivered the Note to Seller in accordance with Section 1.3.

(e) Employment Agreements; Option Grants.  Bridgeline Digital shall have entered into the Employment Agreements effective as of the Closing Date.  Bridgeline Digital shall have granted an incentive stock option to purchase shares of common stock, $001 par value per share, of Bridgeline Digital, (the “Common Stock”) to each of Debra Brown, Eric Smith and David McMillan substantially in the form attached hereto as Exhibit 5.3(e) effective as of the Closing Date.  Each such option shall have an exercise price equal to the closing price of the Common Stock as of the date of grant and shall be subject to Bridgeline Digital’s standard vesting terms.

(f) Bridgeline Digital Supporting Documents.   Bridgeline Digital shall have delivered to Seller a certificate (i) of the Secretary of State of the State of Delaware dated on or around the Closing Date, certifying as to the corporate legal existence and good standing of Bridgeline Digital, and (ii) of the Assistant Secretary of Bridgeline Digital, dated as of the Closing Date, certifying on behalf of Bridgeline Digital: (1) that attached thereto is a true and complete copy of the Certificate of Incorporation of Bridgeline Digital, certified by the Secretary of State of the State of Delaware; (2) that attached thereto is a true and complete copy of the By-Laws of Bridgeline Digital as in effect on the date of such certification; (3) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Bridgeline

Digital authorizing the execution, delivery and performance of the Agreement and the consummation of the Transaction; and (4) to the incumbency and specimen signature of each officer of Bridgeline Digital executing on behalf of Bridgeline Digital this Agreement and the other agreements related hereto.

(g) Lease.  Bridgeline Digital shall have entered into a new lease with IMD Eleven Hundred East Hector Street, L.P. and Spring Mill Conshohocken, L.P. for the property located at 1100 E. Hector Street, Suite 242, Conshohocken, Pennsylvania 19428 on terms acceptable to Bridgeline Digital.

(h)           Assignment and Assumption Agreement.  Bridgeline Digital shall have executed and delivered an Assignment and Assumption Agreement in the form attached hereto as Exhibit 5.3(h).

ARTICLE VI

FEES AND EXPENSES

Except as set forth in this Article VI, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Transaction is consummated; provided, however, that if the Transaction is consummated, Bridgeline Digital shall pay up to $35,000 for the reasonable legal expenses of counsel to Seller incurred in connection with the Transaction and all of the costs applicable to any independent financial audit of Seller necessary to be completed in connection with the Transaction, it being acknowledged and agreed to by the parties that Seller shall be responsible for any such expenses of Seller exceeding this limit.

ARTICLE VII

INDEMNIFICATION

7.1. Seller Indemnification.  Subject to the limitations set forth in Section 7.4 below, Seller agrees to indemnify and hold harmless Bridgeline Digital and its officers, directors, agents and employees to the fullest extent lawful, from and against any and all actions, suits, claims, counterclaims, proceedings, costs, losses, liabilities, obligations, demands, damages, judgments, amounts paid in settlement and reasonable expenses, including, without limitation, reasonable attorneys’ fees and disbursements (hereinafter collectively referred to as a “Claim,” “Loss” or “Losses”)  suffered or incurred by Bridgeline Digital to the extent relating to or arising out of: (i) any inaccuracy in or breach, violation or nonobservance of the representations, warranties, covenants or other agreements made by Seller herein or the Transaction Documents or failure of any certificate, document or instrument delivered by or on behalf of Seller pursuant hereto or in connection herewith to be true and correct as of the Closing; (ii) any acts or omissions of Seller relating to the operations, ownership, condition or conduce of the Assets prior to the Closing; and (iii) any liabilities or obligations of the Seller not included as Assumed Liabilities.  Notwithstanding the foregoing, to the extent that Bridgeline Digital receives and collects any insurance proceeds relating to a Claim or Loss covered by insurance purchased by Seller prior to the Closing, then Bridgeline Digital’s claim for indemnification hereunder shall be reduced, dollar-for-dollar, by the amount of such proceeds received by Bridgeline Digital for any insurable Claim or Loss.

7.2. Bridgeline Digital Indemnification.  Subject to the limitations set forth in Section 7.4 below, Bridgeline Digital agrees to indemnify and hold harmless Seller and its officers, directors, agents and employees to the fullest extent lawful, from and against any and all Claims or Losses suffered or incurred by Seller to the extent relating to or arising out of (i) any inaccuracy in or breach, violation or nonobservance of the representations, warranties, covenants or other agreements made by Bridgeline Digital herein, (ii) failure of any certificate, document or instrument delivered by or on behalf of Bridgeline Digital pursuant hereto or in connection herewith to be true and correct as of the Closing or (iii) Assumed Liabilities.

7.3. Third Party Claims.  In the event that a party (the “Indemnitee”)  desires to make a claim against another party (the “Indemnitor”) pursuant to Section 7.1 or Section 7.2 in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnitee by any third party for which the Indemnitee may seek indemnification hereunder (a “Third Party Claim”), the Indemnitee shall promptly notify, in writing, the Indemnitor of such Third Party Claim and of the Indemnitee’s claim of indemnification with respect thereto.  The Indemnitor shall have thirty (30) days after receipt of such notice to notify the Indemnitee if he/she or it has elected to assume the defense of such Third Party Claim.  If the Indemnitor elects to assume the defense of such Third Party Claim, the Indemnitor shall be entitled at his/her or its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of his/her or its own choosing; provided, however, that the Indemnitee may participate in the defense of such Third Party Claim with his/her or its own counsel at his/her or its own expense and the Indemnitor may not settle any Third Party Claim without the Indemnitee’s consent, which shall not be unreasonably withheld.  If the Indemnitor fails to notify the Indemnitee within thirty (30) days after receipt of the Indemnitee’s written notice of a Third Party Claim, the Indemnitee shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnitor; provided, however, that the Indemnitee may not settle any Third Party Claim without the Indemnitor’s consent, which shall not be unreasonably withheld.

7.4. Limitations of Liability.

(a) The Seller and Bridgeline Digital shall have no liability with respect to the matters described in Sections 7.1 and 7.2, respectively, for any Claim or Loss until the total of all Claims or Losses exceeds $25,000 (the “Basket”), at which point Seller or Bridgeline Digital, as the case may be, shall be obligated to indemnify the other party from and against all such Claims or Losses from dollar one and not just the amounts which exceed the Basket; provided, however, that these limitations shall not apply to any Claims or Losses incurred by Bridgeline Digital as a result of or with respect to (i) any obligation or liability of Seller to PDI, Inc. under that certain Loan Agreement between Seller and PDI, Inc. dated as of May 26, 2004, and the other Loan Documents (as such term is defined in the Loan Agreement) (the “PDI Obligations”) or (ii) any breach of the representations contained in Sections 2.1 (Organization and Corporate Power) (limited to the representation in the first sentence of Section 2.1), Section 2.2 (Authorization), 2.11 (Taxes), Section 2.13 (Assets) (limited to the Seller’s ownership of the Assets) and Section 2.14 (Intellectual Property) (limited to the Seller’s ownership of the Intellectual Property).  Notwithstanding anything contained in this Agreement to the contrary, (i) the indemnity obligations of Seller relating to the PDI Obligations shall not exceed the Earn-Out Consideration plus the total principal and interest due under the Note, and (ii) all other indemnity obligations of Seller, on the one hand, and the indemnity obligations of Bridgeline Digital, on the other hand, under this Agreement, shall not exceed the Earn-Out Consideration.

(b) In any situation in which an indemnification payment or expense reimbursement is due from Seller hereunder pursuant to Section 7(a)(i) above, Bridgeline Digital shall seek to satisfy such obligation, in whole or in part, (i) first, by withholding or setting off the Earn-Out Amounts that may then be due or may subsequently become payable to Seller, and (ii) second, by withholding or setting off the amount of the Note payments that may then be due or may subsequently become payable to Seller.  In any situation in which an indemnification payment or expense reimbursement is due from Seller hereunder pursuant to Section 7(a)(ii) above, Bridgeline Digital shall seek to satisfy such obligation, in whole or in part, by withholding or setting off the Earn-Out Amounts that may then be due or may subsequently become payable to Seller.  Bridgeline Digital shall deliver written notice to Seller not less than thirty (30) days’ prior to the date any amounts are so withheld or set-off.   In any situation in which an indemnification payment is due from Bridgeline Digital hereunder, Seller shall seek to satisfy such obligation by acceptance of a cash payment by Bridgeline Digital equal to the fair value of the Claim or Loss.

(c) No action or claim for Losses pursuant to this Article VII shall be brought or asserted after the relevant date of survival referred to in Article VIII hereof (the “Representation Expiration Date”).  The amount of any Claims or Losses suffered by an Indemnitee shall be reduced by any tax benefit that has been realized or that is certain to be realized, and any insurance benefits or claims against third parties which are actually received by such party in respect of or as a result of such Claims or Losses, or the facts or circumstances relating thereto.  If any Losses for which indemnification is made hereunder are subsequently reduced by any tax benefit or insurance payment, the value of such tax benefit or other benefit or the amount of such payment or other recovery shall be remitted to the Indemnitor.

(d) Bridgeline Digital and Seller acknowledge and agree that, except as to Claims or Losses attributable to fraud, their sole remedy against the other for any matter arising out of a breach, violation or nonobservance of any representation, warranty, covenant or other agreement contained in this Agreement is set forth in this Article VII, and that except to the extent a party has asserted a claim for indemnification prior to the Representation Expiration Date, neither party shall have any remedy against the other party for any breach, violation or nonobservance of a representation, warranty, covenant or other agreement made by such other party in this Agreement.  The parties acknowledge that this Section 7.4 has been negotiated fully by the parties and that neither party would have entered into this Agreement but for the inclusion of this Section 7.4.

7.5. Expenses; Reimbursement.  Subject to the limitations set forth in Section 7.4 above, an Indemnitor hereunder promptly shall reimburse the Indemnitee for all Losses constituting reasonable expenses (including reasonable attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any third-party action, suit, claim or proceeding (including any inquiry or investigation) for which indemnity is available under either Section 7.1 or Section 7.2, as applicable.

7.6. Notice.  Each party shall provide written notice to the other of any claim with respect to which it seeks indemnification promptly after the discovery of any matters giving rise to a claim for indemnification; provided, however, that the failure of such party to give notice as provided herein shall not relieve the Indemnitor of its obligations under this Article VII, except if and to the extent that the Indemnitor has been materially prejudiced thereby.

7.7. Survival.  Subject to the provisions and limitations set forth in Section 7.4(d) and in Article VIII below, the obligations of Bridgeline Digital and Seller under this Article VII shall survive and continue in effect following the Closing until all Claims or Losses are resolved.

ARTICLE VIII

SURVIVAL

Except as provided herein, all representations, warranties, covenants and other agreements of the parties contained herein shall survive the execution and delivery of this Agreement and continue in effect following the Closing for a period commencing on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date.

Notwithstanding the preceding sentence, the representations set forth in Section 2.13 (Taxes) shall survive until the expiration of the applicable statute of limitations, the representations set forth in Section 2.14 (Intellectual Property) (limited to the Seller’s ownership of the Intellectual Property) shall survive for a period commencing on the Closing date and ending on a date that is five (5) years after the Closing Date and the representations set forth in Sections 2.1 (Organization and Corporate Power) (limited to the representation in the first sentence of Section 2.1), 2.2 (Authorization) and 2.13 (Assets) (limited to the Seller’s ownership of the Assets) will survive indefinitely.

ARTICLE IX

MISCELLANEOUS

9.1. Parties in Interest.  Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective heirs, successors and assigns of the parties hereto.  Except as may be required to be disclosed by order of a court or otherwise required by law, the parties agree to maintain in confidence the terms of this Agreement, except that the parties hereto may disclose such terms to its accountants, lawyers, bankers and advisors in the ordinary course.  Except as otherwise specifically provided herein, this Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, successors and assigns.  Notwithstanding anything to the contrary set forth herein, the shareholders of Seller are not intended third party beneficiaries of any of Seller’s representations and warranties contained in this Agreement.

9.2. Notices.  All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by fax or other electronic medium, or sent by Federal Express or other overnight courier service providing proof of delivery, to Bridgeline Digital or Seller, at the addresses set forth below or to such other address for any such party as may be furnished in writing to the other parties hereto:

Bridgeline Digital:	Thomas L. Massie, President & CEO Bridgeline Digital, Inc. 10 Sixth Road Woburn, MA 01801 Fax No.: 781-376-5033

With copy to:	Joseph C. Marrow, Esq. Morse, Barnes-Brown & Pendleton, P.C. 1601 Trapelo Road Waltham, MA 02451 Fax No.: 781-622-5933

Seller:	Eric Smith TMXInteractive, Inc. 110 E. Hector Street, Suite 242 Conshohocken, PA 19428 Fax No.:

With copy to:	Andrew Hamilton, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 Fax: 215.963.5001

9.3. Severability.  All agreements and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid or unenforceable by any court of competent jurisdiction, then this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

9.4. Counterparts.  This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute but one and the same instrument.  One or more counterparts of this Agreement or any exhibit hereto may be delivered via fax, with the intention that they shall have the same effect as an original counterpart hereof.

9.5. Effect of Headings/Gender References.  The article and section headings herein are for convenience only and shall not affect the construction or interpretation hereof.  The use of any gender in the Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

9.6. Governing Law.  This Agreement shall be deemed a contract made under the laws of the Commonwealth of Massachusetts and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any of the transactions contemplated hereby, shall be brought against any of the parties in the courts of the Commonwealth of Massachusetts, and each of the parties irrevocably submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, waives any objection to venue laid therein, agrees that all claims in respect of any action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

[Remainder of page intentionally left blank]

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date written above.

BRIDGELINE DIGITAL, INC.

By:	/s/ Thomas L. Massie
Name: Thomas L. Massie
Title: President and Chief Executive Officer

TMXINTERACTIVE, INC.

By:	/s/ Eric B. Smith
Name: Eric B. Smith
Title: Chief Strategy Officer and Secretary